                                                                    EXHIBIT 12.1

                        PROJECT ORANGE ASSOCIATES, L.P.
              Computatuion of Ratios of Earnings to Fixed Charges

                                                                                                                        Three Months
                                                                                                                           Ended
                                                                           Years Ended December 31                       March 31,
                                                             ------      ------      --------     -------    -------      -------
                                                              1995        1996         1997        1998        1999         2000
                                                             ------      ------      --------     -------    -------      -------
                                                                                      (Dollars in thousands)
 1   EARNINGS
 2      Net Income/loss                                     $ (2,946)   $    62      $ (2,689)   $ 5,029    $ 14,410      $ 1,611
 3      Fixed Charges                                         15,333     15,063        14,694      7,364         555        1,967
 4
 5      Total Earnings (lines 2 + 3)                          12,387     15,125        12,005     12,393      14,965        3,578
 6
 7   FIXED CHARGES
 8      Interest Expense                                      15,333     15,063        14,694      7,364         476        1,704
 9      Amortization of debt discount & financing costs            -          -             -          -          79          263
10
11      Total Fixed Charges (lines 8 + 9)                     15,333     15,063        14,694      7,364         555        1,967
12
13   Ratio of Earnings to Fixed Charges (line 5/line 11)         0.8        1.0           0.8        1.7        27.0          1.8
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     The ratio of earnings (net income/loss plus interest charges) to fixed charges is computed by dividing earnings by fixed charges. Fixed charges include interest expense and amortization of debt discount & financing costs. The deficiency in earnings for the year ended December 31, 1997 and
     1995 was $2,689,000 and $2,946,000, respectively.